Exhibit 99.1

Ferrellgas Successfully Strengthens its Financial Position for the Future

Ferrellgas deleverages its balance sheet while simultaneously remaining an independent, Employee-Owned company and the leader in propane distribution

Overland Park, KS., March 30, 2021 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPRQ) ("Ferrellgas" or the "Holdings") announced today the successful completion of its previously announced restructuring transactions that strengthen its balance sheet while allowing it to continue as an employee-owned enterprise.

James E. Ferrell, Chairman of the Ferrellgas Board of Directors, President, and Chief Executive Officer, said, "I am pleased to announce that we have followed through, as promised, on our commitment to strengthen our balance sheet and remain an employee-owned business that will continue to provide exceptional service to our more than 700,000 nationwide customers well into the future. This is a significant milestone for the company and its nearly 4,500 employees, and serves as irrefutable evidence that Ferrellgas, and its leading tank exchange brand, Blue Rhino, will continue as a leader in the U.S. propane industry."

As previously announced, on December 10, 2020, Holdings entered into a Transaction Support Agreement ("TSA") with a majority of the holders of the Holdings unsecured notes that were due June 2020 (the "Holdings Notes").  The TSA included a comprehensive restructuring plan at both the Holdings level to address the maturity of its notes and at Ferrellgas, L.P. ("OpCo"), the operating entity, to address over $2 billion in debt obligations.  Based on the transactions consummated today, Holdings announces that OpCo has successfully (1) established a new $350 million senior secured revolving credit facility, (2) issued $1.475 billion in new senior unsecured notes due in 2026 and 2029, and (3) sold $700 million in senior preferred equity. The senior preferred equity financing was led by funds managed by the Private Equity Group and the Credit Group of Ares Management Corporation ("Ares"). The proceeds of these transactions have been used to satisfy, in full, OpCo's existing debt obligations.  Further, as contemplated in the TSA, Holdings also announces that its plan of reorganization, by which the existing Holdings Notes are to be exchanged for new limited partnership units at Holdings, has gone effective and Holdings has successfully emerged from chapter 11 protection.

The restructuring transactions enable the nearly 100-year-old propane retailer, known for its leading tank exchange business, Blue Rhino, to continue to serve the propane needs of millions of Americans in all 50 states and Puerto Rico, during a pandemic year that was also heavily impacted by record-cold temperatures in many parts of the country.

Squire Patton Boggs (US) LLP served as legal counsel to Ferrellgas and Moelis & Company LLC served as financial advisor and placement agent. Davis Polk & Wardwell LLP as legal counsel and Ducera Partners LLC as financial advisor advised the ad hoc group of holders of the Holdings Notes. Sullivan & Cromwell LLP served as legal counsel to Ares.

About Ferrellgas
Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2020. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2020, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com